Exhibit 99.1

Issuer Direct Names Steven Knerr as the Company's New CFO

Knerr has been Issuer Direct’s acting interim CFO since May 2015.

MORRISVILLE, NC / ACCESSWIRE / November 19, 2015 / Issuer Direct Corporation (the "Company") (NYSE MKT: ISDR), a market leader and innovator of disclosure management solutions and cloud-based compliance technologies, today announced its board of directors has appointed Steven Knerr as CFO. Knerr was Issuer Direct’s acting interim CFO since May 2015.

"We are very pleased to have Steven join the executive team as our Chief Financial Officer, as we know him well, and have the highest respect for his financial proficiency and work with Issuer Direct,” said Brian Balbirnie, CEO of Issuer Direct. “He did a tremendous job for the company while in the role of interim CFO. His familiarity with Issuer Direct’s financial management process, the team and our overall business made him a natural fit to take on full Chief Financial Officer responsibilities long term."

Steven joined PrecisionIR in August 2010 and has held various accounting positions from Assistant Controller to Global Controller. Steven assumed the Interim-Chief Financial Officer post in May 2015. Prior to joining PrecisionIR, Steven was Vice-President and Assistant Controller for RHI Entertainment, Inc. (now known as Sonar Entertainment) from April 2006 to August 2010. At RHI, Steven was responsible for preparation of SEC filings. Prior to RHI, Steven served as Accounting Manager for Chesapeake Corporation and spent six years with KPMG as an audit professional. Steven is a Certified Public Accountant and received a Bachelor of Science in Business Administration from the University of Richmond.

About Issuer Direct Corporation:

Issuer Direct is a disclosure management and targeted communications company. Our integrated platform provides tools, technologies and services that enable our clients to disclose and disseminate information through our network. With a focus on corporate issuers, the Company alleviates the complexity of maintaining compliance with its integrated portfolio of products and services that enhance companies' ability to efficiently produce and distribute their financial and business communications both online and in print.

Contact:

Brian R. Balbirnie
Issuer Direct Corporation
919-481-4000
brian.balbirnie@issuerdirect.com

Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com